Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Relations Contact:
Holly Burkhart	Michael Magaro
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-8463	(650) 846-5747
hburkhart@tibco.com	mmagaro@tibco.com

TIBCO SOFTWARE REPORTS PRELIMINARY

THIRD QUARTER RESULTS

PALO ALTO, Calif. – Sept. 5, 2007—TIBCO Software Inc. (Nasdaq: TIBX) today announced preliminary results for its fiscal third quarter ending September 2, 2007.

Preliminary third quarter results indicate revenue is expected to be in a range of $130 to $133 million. The company expects its license revenues for the quarter to be approximately $50 to $52 million. Non-GAAP earnings per fully diluted share are expected to be in the range of $0.04-$0.05.

“We saw a large amount of potential business fall out in the last few days of the quarter,” said Vivek Ranadivé, chairman and chief executive officer, TIBCO. “Although business was notably weak in Financial Services and Government, the late change in business occurred in a variety of geographies and verticals and appears most related to unanticipated delays in deal-specific approval processes. Competitive losses were not a factor, so we do expect some of the business that fell out of the quarter to return in subsequent quarters. The deal issues we experienced did not, however, affect Spotfire and that part of the business actually performed better than expected in the quarter. We will update our overall outlook for the year once we’ve finalized our Q3 results.”

Expected third quarter results are preliminary and subject to TIBCO’s management and independent auditors completing their customary quarterly closing review procedures.

TIBCO Software is scheduled to release its full Q3 2007 financial results on September 27, 2007 and will discuss the quarterly performance along with an update on forward looking guidance for fiscal 2007.

About TIBCO

TIBCO Software Inc. (NASDAQ:TIBX) provides enterprise software that helps companies achieve service-oriented architecture (SOA) and business process management (BPM) success. With over 3,000 customers, TIBCO has given leading organizations around the world better awareness and agility—what TIBCO calls The Power of Now®. To learn more, contact TIBCO at +1 650-846-1000 or on the Web at www.tibco.com.

Use of Non-GAAP Financial Information

TIBCO provides non-GAAP net income per share data as an additional measure of its operating results. TIBCO believes that financial measures of income provide useful information to management and investors regarding certain additional financial and business trends relating to the company’s financial condition and results of operations. For example, the non-GAAP results are an indication of TIBCO’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core business operational results. In addition, these non-GAAP results are among the primary indicators management uses as a basis for planning for and forecasting of future periods. These measures are not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may be different from non-GAAP measures used by other companies.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including statements regarding TIBCO’s preliminary financial results and its prospects with respect to delayed transactions. The final results for the third quarter of 2007 may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements, including final review of transactions and consultation with our outside auditors. The statement concerning TIBCO’s expectations that some of the transactions that did not close in the third quarter will close in subsequent quarters is subject to various risks that include, but are not limited to TIBCO’s ability to compete with other enterprise software providers and TIBCO’s successful implementation of its strategy. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2006 and its Quarterly Report on Form 10-Q for the quarter ended June 3, 2007. TIBCO assumes no obligation to update the forward-looking statements included in this release.

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TIBCO, The Power of Now and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.